EXHIBIT 99.1

JUNO THERAPEUTICS REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

— Company-wide progress in advancing product candidates and building capabilities —

— Conference call to be held today at 5:00pm Eastern Time —

SEATTLE – November 10, 2015 — Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer, today reported business highlights and financial results for the third quarter of 2015.

“We continue to make progress in the clinic and building our capabilities. We began a trial that we expect will support registration of JCAR015 in adult ALL. We started a multi-center Phase I trial for JCAR017 in adult NHL. We completed engineering runs at our manufacturing facility in Bothell. We also continued building out our internal research organization and integrated our two acquisitions,” stated Hans Bishop, Juno’s CEO. “Data presented in September suggests that the improved expansion and persistence of JCAR014 lead to clinical benefit. We look forward to presenting more data from our pipeline, in conjunction with our partners, at the upcoming ASH conference.”

Third Quarter 2015 and Recent Corporate Highlights

Clinical Progress:

•	The U.S. Food and Drug Administration (FDA) cleared Juno’s investigational new drug (IND) application for JCAR015 for the treatment of adult patients with relapsed/refractory (r/r) acute lymphoblastic leukemia (ALL). The Phase 2 study began in the third quarter and will serve as Juno’s U.S. registration trial in adult r/r ALL.

•	The JCAR017 Phase 1 study in r/r B cell non-Hodgkin lymphoma (NHL) began in the third quarter. The trial is the backbone component of Juno’s multi-pronged strategy in NHL.

•	The U.S. FDA cleared Juno’s IND application for the MUC-16 & IL-12 “armored” CAR for the treatment of patients with recurrent ovarian cancer.

Corporate News:

•	Entered into a ten-year collaboration with Celgene to leverage T cell therapeutic strategies with an initial focus on CAR T and TCR therapies. Celgene gained the option to commercialize Juno programs outside North America and co-promote certain programs globally. Celgene also purchased 9.1 million Juno shares. Juno has gained the option to co-develop, co-promote and share profits with respect to select Celgene programs. Juno also received $1.0 billion in total payments, including $150.2 million under the collaboration agreement and $849.8 million in connection with the stock purchase. The collaboration became effective on July 31 after an early termination of the Hart-Scott-Rodino Antitrust waiting period.

•	Appointed Robert Azelby as Executive Vice President, Chief Commercial Officer. Mr. Azelby is responsible for developing a comprehensive commercial strategy for the company’s product candidates and building the commercial organization.

Third Quarter 2015 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of September 30, 2015 were $1.27 billion compared to $313.4 million at June 30, 2015 and $474.1 million as of December 31, 2014. The Company sold 9,137,672 shares of its common stock to Celgene for $93.00 per share resulting in proceeds of $849.8 million and received a cash payment of $150.2 million in connection with the collaboration agreement.

•	Cash Burn: Excluding the cash inflow of $1.0 billion received in connection with the Celgene stock purchase and collaboration agreement, cash burn in the three months ended September 30, 2015 was $45.7 million. This included cash paid of $14.2 million primarily related to the build out of the company’s manufacturing facility. The additional burn of $31.5 million was primarily due to cash used in operations related to the overall growth of Juno’s business, including the hiring of key talent. Excluding the cash inflow of $1.0 billion in connection with the Celgene stock purchase and collaboration agreement, cash burn in the nine months ended September 30, 2015 was $206.4 million.

•	Revenue: Revenue was $1.6 million and $14.1 million in the three and nine months ended September 30, 2015, respectively. The third quarter included $1.3 million recognized in connection with the Celgene collaboration agreement.

•

R&D Expenses: Research and development expenses in the three and nine months ended September 30, 2015, inclusive of non-cash expenses and computed in accordance with GAAP, were $11.5 million and $129.5 million, respectively, compared to $13.0 million and $22.4 million in the three and nine months ended September 30, 2014, respectively. The decrease of $1.5 million in the three months ended September 30, 2015 compared to the same period in 2014 was primarily due to a decline in the estimated value of the potential success payments to the Fred Hutchinson Cancer Research Center (FHCRC) and Memorial Sloan Kettering Cancer Center (MSK), which resulted in a gain of $25.6 million in the three months ended September 30, 2015, almost completely offset by increased R&D activity. The gain related to the success payments recorded in the three months ended September 30, 2015 was largely due to a decrease in the company’s stock price as of September 30, 2015 compared to June 30, 2015. During the three and nine months ended September 30, 2015, respectively, as compared to the same periods in 2014, Juno experienced increased costs related to expanding the company’s overall research and development capabilities, acquiring external technologies, hiring key talent, advancing programs at its founding institutions, and non-cash stock-based compensation expense. The nine months ended September 30, 2015 included an expense related to the company’s success payments of $17.3 million.

•	Non-GAAP R&D Expenses: Non-GAAP research and development expenses in the three and nine months ended September 30, 2015 were $35.8 million and $76.6 million, respectively. Non-GAAP research and development expenses in 2015 exclude the following:

•	A gain of $25.6 million and an expense of $17.3 million for the three and nine months ended September 30, 2015, respectively, associated with the change in estimated value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Upfront payments related to license agreements of $30.8 million for the nine months ended September 30, 2015 associated with the Editas and Fate Therapeutics collaborations.

•	Non-cash stock-based compensation expense of $1.3 million and $4.8 million for the three and nine months ended September 30, 2015, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

Non-GAAP research and development expenses in the three and nine months ended September 30, 2014 were $11.9 million and $21.0 million, respectively, and exclude success payment expense of $1.1 million and $1.5 million, respectively.

•	G&A Expenses: General and administrative expenses in the three and nine months ended September 30, 2015, inclusive of non-cash expenses and computed in accordance with GAAP, were $13.6 million and $35.2 million, respectively, compared with $5.4 million and $13.4 million in the three and nine months ended September 30, 2014, respectively. The increase of $8.2 million and $21.8 million in the three and nine months ended September 30, 2015, respectively, was primarily due to increased personnel expenses, including non-cash stock-based compensation expense, costs associated with the Stage, X-Body, Celgene, Fate, and Editas transactions, an increase in patent fees and corporate legal fees, and costs associated with being a public company.

•	GAAP Net Loss Attributable to Common Stockholders: Net loss attributable to common stockholders for the three and nine months ended September 30, 2015 was $23.2 million, or $0.26 per share, and $154.2 million, or $1.80 per share, respectively. This compares to $71.9 million, or $10.50 per share, and $119.0 million, or $17.50 per share, respectively, for the same periods in 2014.

•	Non-GAAP Net Loss Attributable to Common Stockholders: Non-GAAP net loss attributable to common stockholders, which incorporates the non-GAAP R&D expense, for the three and nine months ended September 30, 2015 was $47.6 million, or $0.53 per share, and $101.2 million, or $1.18 per share, respectively.

For the three and nine months ended September 30, 2014, non-GAAP net loss attributable to common stockholders, which incorporates the non-GAAP R&D expense, was $18.3 million, or $2.68 per share, and $38.5 million, or $5.65 per share, respectively. Non-GAAP net loss attributable to common stockholders for the three and nine months ended September 30, 2014 excludes the following:

•	Success payment expense of $1.1 million and $1.5 million for the three and nine months ended September 30, 2014, respectively, associated with the change in estimated value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Non-cash stock-based compensation expense of $0.4 million and $0.9 million for the three and nine months ended September 30, 2014, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014. This expense was classified as general and administrative expense in the three and nine months September 30, 2014 due to the nature of the work performed during this time.

•	Non-cash convertible preferred stock option expense of $10.7 million in the nine months ended September 30, 2014.

•	A non-cash charge of $52.1 million and $67.5 million for the three and nine months ended September 30, 2014 related to deemed dividends upon issuance of convertible preferred stock.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”

2015 Financial Guidance

Juno continues to expect 2015 cash burn, excluding cash inflows or outflows from business development activities and litigation, to be at the higher end of its guidance of between $125 million and $150 million.

Conference Call Information

The company will host a conference call today to review Juno’s financial results for the third quarter of 2015 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 74025688.

The webcast can be accessed live on the Investor Relations page of Juno’s website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.

About Juno

Juno Therapeutics is building a fully integrated biopharmaceutical company focused on revolutionizing medicine by re-engaging the body’s immune system to treat cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling evidence of tumor shrinkage in the clinical trials in refractory leukemia and lymphoma conducted to date. Juno’s long-term aim is to improve and leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world’s leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children’s Research Institute, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19 directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Juno’s progress, clinical benefits, clinical trial results, regulatory strategy, and projected cash burn. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno’s product development activities and clinical trials; Juno’s ability to obtain regulatory approval for and to commercialize its product candidates; Juno’s ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno’s competitors with respect to competing treatments and technologies; Juno’s dependence on third-party collaborators and other contractors in Juno’s research and development activities, including for the conduct of clinical trials and the manufacture of Juno’s product candidates; Juno’s dependence on Celgene for the development and commercialization outside of North America of product candidates for which Celgene exercises an option; Juno’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno’s business in general, see Juno’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2015 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.

# # #

Investor Relations:

Nicole Keith

206-566-5521

Nikki.Keith@junotherapeutics

Media:

Julie Normart, W2O Group

415-946-1087

jnormart@w2ogroup.com

Juno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash, cash equivalents and short-term marketable securities	$1,167,771	$435,640
Prepaid expenses and other current assets	5,201	3,595

Total current assets	1,172,972	439,235
Property and equipment, net	36,874	4,018
Long-term marketable securities	99,952	38,411
Goodwill	122,092	—
Intangible assets	51,219	—
Other assets	5,553	7,499

Total assets	$1,488,662	$489,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$31,868	$15,673
Success payment liabilities	102,204	84,920
Deferred revenue	15,360	—

Total current liabilities	149,432	100,593
Build-to-suit lease obligation, less current portion	9,389	—
Contingent consideration obligation, less current portion	38,391	—
Deferred revenue, less current portion	133,649
Deferred tax liabilities	10,438	—
Other long-term liabilities	449	38
Stockholders’ equity:
Common stock	10	8
Additional paid-in capital	1,648,746	734,895
Accumulated other comprehensive loss	(1,398)	(90)
Accumulated deficit	(500,444)	(346,281)

Total stockholders’ equity	1,146,914	388,532

Total liabilities and stockholders’ equity	$1,488,662	$489,163

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$1,602	$—	$14,063	$—
Operating expenses:
Research and development	11,503	13,029	129,537	22,447
General and administrative	13,632	5,425	35,159	13,384
Litigation	—	1,364	6,025	4,987

Total operating expenses	25,135	19,818	170,721	40,818

Loss from operations	(23,533)	(19,818)	(156,658)	(40,818)
Interest income, net	356	—	709	—
Other income (expense)	—	—	233	(10,718)

Loss before income taxes	(23,177)	(19,818)	(155,716)	(51,536)
(Provision) benefit for income taxes	(63)	—	1,553	—

Net loss	$(23,240)	$(19,818)	$(154,163)	$(51,536)

Net loss attributable to common stockholders:
Net loss	$(23,240)	$(19,818)	$(154,163)	$(51,536)
Deemed dividend upon issuance of convertible preferred stock, non-cash	—	(52,107)	—	(67,464)

Net loss attributable to common stockholders	$(23,240)	$(71,925)	$(154,163)	$(119,000)

Net loss per share, basic and diluted	$(0.26)	$(10.50)	$(1.80)	$(17.50)

Weighted average common shares outstanding, basic and diluted	90,827,026	6,852,154	85,702,518	6,798,672

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management plans to use these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss Attributable to Common Stockholders

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss attributable to common stockholders — GAAP	$(23,240)	$(71,925)	$(154,163)	$(119,000)
Adjustments:
Success payment expense (gain) (1)	(25,586)	1,086	17,285	1,472
Upfront payments related to license agreements (2)	—	—	30,810	—
Non-cash stock-based compensation expense (3)	1,271	420	4,834	867
Convertible preferred stock option expense, non-cash (4)	—	—	—	10,718

Deemed dividend upon issuance of convertible preferred stock, non-cash (5)	—	52,107	—	67,464

Net loss attributable to common stockholders — Non-GAAP	$(47,555)	$(18,312)	$(101,234)	$(38,479)

Net loss attributable to common stockholders per share — GAAP	$(0.26)	$(10.50)	$(1.80)	$(17.50)
Adjustments:
Success payment expense (gain) (1)	(0.28)	0.16	0.20	0.22
Upfront payments related to license agreements (2)	—	—	0.36	—
Non-cash stock-based compensation expense (3)	0.01	0.06	0.06	0.13
Convertible preferred stock option expense, non-cash (4)	—	—	—	1.58

Deemed dividend upon issuance of convertible preferred stock, non-cash (5)	—	7.60	—	9.92

Net loss attributable to common stockholders per share, basic and diluted —Non-GAAP	$(0.53)	$(2.68)	$(1.18)	$(5.65)

Weighted average common shares outstanding, basic and diluted	90,827,026	6,852,154	85,702,518	6,798,672

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Research and Development Expenses

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Research and development expense — GAAP	$11,503	$13,029	$129,537	$22,447
Adjustments:
Success payment expense (gain) (1)	(25,586)	1,086	17,285	1,472
Upfront payments related to license agreements (2)	—	—	30,810	—
Non-cash stock-based compensation expense (3)	1,271	—	4,834	—

Research and development expense — Non-GAAP	$35,818	$11,943	$76,608	$20,975

(1)	The success payment expense represents the change in the estimated value of the success payments and the associated elapsed service period. As of September 30, 2015, the estimated fair value of the success payments to FHCRC and MSK were approximately $118.3 million and $45.6 million, respectively. If a success payment threshold is met, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s discretion. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs related to the collaboration projects conducted by FHCRC that are creditable against the success payments to FHCRC.
(2)	The upfront payments related to license agreements includes the upfront payments in connection with the Editas and Fate Therapeutics collaborations.
(3)	This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.
(4)	The convertible preferred stock option expense, non-cash relates to changes in the fair value of Juno’s Series A and Series A-2 convertible preferred stock options.
(5)	The deemed dividends upon issuance of convertible preferred stock, non-cash represent the difference between the estimated fair value of the Series A and Series A-2 convertible preferred stock and the issuance price of such shares.